UNITED - GUARDIAN, INC.

Corporate Divisions and Subsidiaries	Mailing Address:
GUARDIAN LABORATORIES	P.O. BOX 18050
EASTERN CHEMICAL	HAUPPAUGE, NY 11788
Corporate Headquarters:	TEL:	(631)	273-0900
230 MARCUS BLVD.	FAX:	(631)	273-0858
HAUPPAUGE, NY 11788	E-MAIL: pgc@u-g.com

Press Release	FOR IMMEDIATE RELEASE

UNITED-GUARDIAN REPORTS NINE MONTH RESULTS

Hauppauge, NY, November 9, 2007 – United-Guardian, Inc. (AMEX:UG) today released its financial results for the third quarter of 2007. Earnings after taxes for the first 9 months of the year were up 35% over last year, increasing from $1,983,249 ($0.40 per share) in 2006 to $2,678,520 ($0.54 per share) in 2007. For the three months ended September 30th earnings increased 10% from $710,868 ($0.14 per share) in 2006 to $783,205 ($0.16 per share) in 2007. Sales for the 9-month period were up 16% from $8,139,067 in 2006 to $9,408,156 in 2007, while sales for the 3-month period declined slightly from $2,755,062 in 2006 to $2,647,450 in 2007.

Ken Globus, President of United-Guardian, stated “I believe that it is important to point out that earnings for the first nine months of 2007 were only $0.01 per share less than our earnings for all of last year. This is the result not only of strong sales of our personal care products, but also our ability to reduce our cost of goods sold this year, which also enabled us to increase our earnings for the 3-month period even though sales were down slightly. Based on our year-to-date sales and earnings we expect this to be our strongest year ever.”

United-Guardian is a manufacturer of cosmetic ingredients, personal and health care products, pharmaceuticals, and specialty industrial products.

Contact:	Robert S. Rubinger
Public Relations (631) 273-0900

NOTE: This press release contains both historical and "forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements about the company’s expectations or beliefs concerning future events, such as financial performance, business prospects, and similar matters, are being made in reliance upon the “safe harbor” provisions of that Act. Such statements are subject to a variety of factors that could cause our actual results or performance to differ materially from the anticipated results or performance expressed or implied by such forward-looking statements. For further information about the risks and uncertainties that may affect the company’s business please refer to the company's reports and filings with the Securities and Exchange Commission.

RESULTS FOR THE NINE AND THREE MONTHS ENDED
SEPTEMBER 30, 2007 and SEPTEMBER 30, 2006

		NINE MONTHS ENDED			THREE MONTHS ENDED
		SEPTEMBER 30,			SEPTEMBER 30,
		2007	2006		2007		2006

Revenue from continuing operations:		$9,408,156	$8,139,067		$2,647,450		$2,755,062

Costs and expenses:		5,660,220	5,507,037		1,535,105		1,803,979
Income from continuing
operations		3,747,936	2,632,030		1,114,345		951,083

Other income (expense):		430,893	301,524		140,499		106,998

Income from continuing
operations before income
taxes		4,178,829	2,933,554		1,254,844		1,058,081
Provision for income taxes		1,482,300	1,017,800		442,700		369,200

Income from continuing
operations		2,696,529	1,915,754		812,144		688,881

(Loss) income from
discontinued operations,
net of income tax		(18,009)	67,495		(28,939)		21,987

Net Income		$2,678,520	$1,983,249		$783,205		$710,868

Earnings per common share
(Basic and Diluted):
Continuing operations		$.54	$.39		$.16		$.14
Discontinued operations	-	--	.01	-	--	-	--
Total—Basic and diluted		$.54	$.40		$.16		$.14

Additional financial information can be found at the company’s web site at www.u-g.com.